Newmont Announces Record Quarterly Revenue of $2.7 Billion, Record Quarterly Operating Cash Flow of $1.3 Billion

Maintaining 2011 Outlook for Production, Costs Applicable to Sales and Capital Expenditures

This release should be read in conjunction with Newmont's Third Quarter 2011 Form 10-Q filed with the Securities and Exchange Commission on October 27, 2011 (available at www.newmont.com).

DENVER, Oct. 27, 2011 /PRNewswire/ -- Newmont Mining Corporation (NYSE: NEM) ("Newmont" or the "Company") today reported consolidated revenue of $2.7 billion for the third quarter of 2011 and $7.6 billion year-to-date, as well as operating cash flow of $1.3 billion for the third quarter of 2011 and $2.7 billion year-to-date.

Third Quarter Highlights:

  Record consolidated revenue of $2.7 billion, an increase of 6% from the prior year quarter;
  Average realized gold and copper price of $1,695 per ounce and $2.94 per pound, up 39% and down 20%, respectively, from the prior year quarter;
  Attributable gold and copper production of 1.3 million ounces and 58 million pounds, down 7% and 30%, respectively, from the prior year quarter;
  Record cash flow from continuing operations of $1.3 billion, up 48% from the prior year quarter;
  Gold and copper costs applicable to sales ("CAS") of $622 per ounce and $1.10 per pound, up 32% and up 51%, respectively, from the prior year quarter ($628 per ounce and $1.25 per pound on an attributable basis(1), up 27% and up 58%, respectively, from the prior year quarter); and
  Maintaining 2011 Outlook for production, CAS, and capital expenditures.

"We are pleased to announce record revenue and operating cash flow for both the quarter and year-to-date. Our operating cash flow increased by 48% to $1.3 billion compared with a 39% increase in our average realized gold price over the prior year's quarter," said Richard O'Brien, President and Chief Executive Officer. "Our unique combination of per share operating and financial leverage, as well as our industry-leading gold price-linked dividend policy, offers investors a compelling investment opportunity," added Mr. O'Brien.

Newmont's third quarter 2011 adjusted net income(2) increased 19% to $635 million ($1.29 per share) for the third quarter of 2011, from $533 million ($1.08 per share) for the third quarter of 2010. Attributable net income from continuing operations was impacted by a non-cash impairment of $142 million ($0.29 per share) net of tax, related to certain marketable securities, including shares of Paladin Energy Ltd. ("Paladin") and Pilot Gold Inc., acquired as part of the Fronteer Gold Inc. and Long Canyon acquisition in April 2011. Paladin is a uranium producer and the value of the Paladin securities has declined since Japan's nuclear crisis in March 2011. As a result of the decline in these securities, partially offset by a gain of the sale of certain other marketable equity securities, third quarter 2011 attributable net income from continuing operations decreased 8% to $493 million ($1.00 per share) compared to $537 million ($1.09 per share) for the third quarter of 2010.

Newmont is maintaining its previously announced 2011 Outlook for attributable gold production of 5.1 to 5.3 million ounces at CAS of between $560 and $590 per ounce (on a co-product basis). Potentially lower grades due to mine sequencing at Gold Quarry and lower grades at Exodus in Nevada could result in the Company's attributable gold production for the year to be near the bottom of this range. Potentially lower production in Nevada as well as higher operating costs at Boddington in Australia, and a higher co-product allocation of costs to gold could result in the Company's CAS for the year to be near the top of this range.

Newmont is maintaining its previously announced 2011 Outlook for attributable copper production of 190 to 220 million pounds at CAS of between $1.25 and $1.50 per pound. A lower co-product allocation of costs to copper could result in the Company's CAS for the year to be below or near the bottom of this range.

Newmont is maintaining its 2011 attributable capital expenditure Outlook of $2.1 to $2.5 billion, or $2.7 to $3.0 billion on a consolidated basis. Capital spending through the first three quarters of 2011 has been lower than expected across the portfolio, but is expected to accelerate in the last quarter of the year as development at Akyem and Conga accelerates.

As previously announced, Newmont's Board of Directors approved a fourth quarter 2011 gold price-linked dividend of $0.35 per share(3) based on the Company's average realized gold price of $1,695 per ounce for the third quarter of 2011, an increase of 17% over the $0.30 dividend paid in the third quarter of 2011, and an increase of 133% over the $0.15 dividend paid in the fourth quarter of 2010.

Operations

North America

Nevada – Attributable gold production in Nevada was 428,000 ounces at CAS of $641 per ounce during the third quarter. Gold production decreased 6% from the prior year quarter due to lower mill grade ore and throughput, partially offset by higher leach placement and recoveries. Open pit ore tons mined increased 167% as the remediation of the Gold Quarry pit slope failure was completed and also due to additional ore tons from Twin Creeks due to mine sequencing. CAS increased 15% from the prior year quarter due to lower production, lower by-product credits and higher royalty costs.

As a result of lower grades due to mine sequencing at Gold Quarry, temporary lack of access to the Chukar mine and lower tonnage and grades at Exodus, the Company now expects 2011 attributable gold production from Nevada of approximately 1.7 to 1.8 million ounces at CAS of between $565 and $615 per ounce.

La Herradura – Attributable gold production at La Herradura in Mexico was 54,000 ounces at CAS of $575 per ounce during the third quarter. Gold production increased 29% from the prior year quarter due to higher leach placement at Soledad - Dipolos. CAS increased 24% from the prior year quarter due to higher mining, leaching and employee profit sharing costs, partially offset by higher production and by-product credits.

The Company continues to expect 2011 attributable gold production from La Herradura of approximately 180,000 to 200,000 ounces at CAS of between $480 and $510 per ounce.

South America

Yanacocha – Attributable gold production at Yanacocha in Peru was 169,000 ounces at CAS of $610 per ounce during the third quarter. Gold production decreased 8% from the prior year quarter due to lower leach placement at Carachugo and La Quinua as a result of mine sequencing and lower equipment availability, partially offset by higher mill grade. Ore tons mined decreased 29% due to mine sequencing at El Tapado. CAS per ounce increased 45% from the prior year quarter due to lower production, higher diesel, worker's participation and royalty costs, lower by-product credits and an unfavorable leach pad recovery estimate adjustment.

As a result of the lower leach placement mentioned above, the Company now expects 2011 attributable gold production at Yanacocha of approximately 650,000 to 670,000 ounces at CAS of between $560 and $600 per ounce.

La Zanja – Attributable gold production during the third quarter at La Zanja in Peru was 19,000 ounces.

As a result of better than expected performance, the Company now expects 2011 attributable gold production at La Zanja of between 50,000 and 60,000 ounces.

Asia Pacific

Boddington – Attributable gold and copper production during the third quarter at Boddington in Australia were 166,000 ounces and 17 million pounds, respectively, at CAS of $743 per ounce and $2.25 per pound, respectively. Gold production decreased 8% from the prior year quarter due to lower mill grade, partially offset by higher mill throughput. Copper production increased 21% from the prior year quarter due to higher mill throughput, partially offset by lower recovery. Gold CAS increased 20% per ounce from the prior year quarter due to lower gold production, higher royalty costs and diesel prices, partially offset by higher by-product credits. Copper CAS increased 24% per pound due to higher royalty costs and diesel prices, partially offset by higher by-product credits and copper production. CAS per ounce and per pound were also impacted by a stronger Australian dollar and a higher allocation of costs to gold.

The Company continues to expect 2011 attributable gold production at Boddington of approximately 750,000 to 800,000 ounces. As a result of higher mill maintenance costs and a higher co-product allocation of costs to gold, the Company now expects CAS of between $650 and $690 per ounce. The Company continues to expect 2011 attributable copper production of 70 to 80 million pounds at CAS of between $1.80 and $2.20 per pound.

Batu Hijau – Attributable gold and copper production during the third quarter at Batu Hijau in Indonesia were 66,000 ounces and 41 million pounds, respectively, at CAS of $476 per ounce and $0.90 per pound, respectively. Gold and copper production decreased 37% and 40% from the prior year quarter, respectively, as planned, due to lower mill grade, throughput and recovery as a result of processing more stockpiled material compared to higher grade Phase 5 ore in 2010 and the completion of mill motor replacements. Waste tons mined increased 104% as Phase 6 waste removal continues as planned. CAS increased 126% per ounce and 38% per pound from the prior year quarter due to lower production and higher waste mining costs, partially offset by higher by-product credits. CAS per ounce and per pound were also impacted by a higher allocation of costs to gold.

As a result of processing additional higher grade Phase 5 ore during the quarter, the Company now expects 2011 attributable gold production for Batu Hijau of approximately 140,000 to 160,000 ounces at CAS of between $440 and $460 per ounce. The Company continues to expect attributable copper production to be approximately 120 to 140 million pounds at CAS of between $1.10 and $1.30 per pound.

Other Australia/New Zealand – Attributable gold production during the third quarter in other Australia/New Zealand was 263,000 ounces at CAS of $684 per ounce. Attributable gold production was 9% lower from the prior year quarter due to lower mill throughput at Tanami, Jundee and Kalgoorlie and lower grade at Waihi, partially offset by higher grade at Tanami and Jundee and a drawdown of inventory at Jundee. CAS increased 27% from the prior year quarter due to lower production and higher operating costs which were driven by higher power and diesel prices and a stronger Australian dollar, net of hedging gains.

The Company continues to expect 2011 attributable gold production at the Other Australia/New Zealand operations of approximately 1.0 to 1.05 million ounces. As a result of lower operating costs and favorable inventory changes at Kalgoorlie, the Company now expects the Other Australia/New Zealand CAS of between $640 and $660 per ounce.

Africa

Ahafo – Attributable gold production during the third quarter at Ahafo in Ghana was 146,000 ounces at CAS of $501 per ounce. Gold production decreased 6% from the prior year quarter due to processing lower mill grade, partially offset by higher recovery. CAS per ounce increased 19% from the prior year quarter due to lower production and higher labor, diesel and royalty costs.

As a result of slightly higher than expected grades and recoveries, the Company now expects 2011 attributable gold production at Ahafo of approximately 560,000 to 590,000 ounces at CAS of between $470 and $500 per ounce.

Capital Update

Consolidated capital expenditures were $761 million during the third quarter. Newmont is maintaining its 2011 attributable capital expenditure Outlook of $2.1 to $2.5 billion, or $2.7 to $3.0 billion on a consolidated basis. Capital spending through the first three quarters of 2011 has been lower than expected across the portfolio, but is expected to increase in the last quarter of the year as development at Akyem and Conga accelerates. For the remainder of the year, 40% of 2011 consolidated capital expenditures are expected to be associated with major project initiatives, including further development of the Akyem project in Ghana, the Conga project in Peru, Hope Bay in Canada, and the Nevada project portfolio, while the remaining 60% is expected to correspond with growth and sustaining capital.

2011 Outlook- Q3 Update(4),(5)

	2011 Outlook	2011 Outlook	2011 Outlook	2011 Outlook
Region	Attributable Production	Consolidated CAS	Consolidated Capital	Attributable Capital
	(Kozs, Mlbs)	($/oz, $/lb)	Expenditures	Expenditures
Nevada	1,700 - 1,800	$565 - $615	$525 - $600	$525 - $600
La Herradura	180 - 200	$480 - $510	$70 - $80	$70 - $80
Hope Bay	-	-	$90 - $100	$90 - $100
North America	1,880 - 2,000	$560 - $600	$685 - $780	$685 - $780
Yanacocha	650 - 670	$560 - $600	$320 - $370	$160 - $200
La Zanja	50 - 60	n/a	-	-
Conga	-	-	$630 - $680	$300 - $350
South America	700 - 730	$560 - $600	$950 - $1,050	$500 - $550
Boddington – Gold	750 - 800	$650 - $690	$200 - $230	$200 - $230
Other Australia/NZ	1,000 - 1,050	$640 - $660	$295 - $315	$295 - $315
Batu Hijau – Gold (a)	140 - 160	$440 - $460	$210 - $230	$95 - $105
Asia Pacific	1,900 - 2,010	$600 - $675	$700 - $775	$590 - $650
Ahafo	560 - 590	$470 - $500	$125 - $150	$125 - $150
Akyem	-	-	$225 - $250	$225 - $250
Africa	560 - 590	$470 - $500	$350 - $400	$350 - $400
Corporate/Other			$60 - $70	$60 - $70
Total Gold	5,100 - 5,300	$560 - $590(b,c)	$2,700 - $3,000	$2,100 - $2,500
Boddington – Copper	70 - 80	$1.80 - $2.20	-	-
Batu Hijau – Copper (a)	120 - 140	$1.10 - $1.30	-	-
Total Copper	190 - 220	$1.25 - $1.50

a	Assumes Batu Hijau economic interest of 48.5% for 2011
b	2011 Outlook Attributable CAS is $570 - $600 per ounce
c	2011 Outlook Net Attributable CAS (by-product basis) is $485 - $515 per ounce

Description	2011 Outlook Consolidated Expenses
($M)
General & Administrative	$190 - $200
Interest Expense	$235 - $245
DD&A	$1,025 - $1,035
Exploration Expense	$335 - $345
Advanced Projects & R&D	$405 - $415
Tax Rate	29% - 31%
Assumptions
Gold Price ($/ounce)	$1,600
Copper Price ($/pound)	$4.00
Oil Price ($/barrel)	$90
Australian Dollar Exchange Rate	1.00

1.	See page 12 for reconciliation between consolidated, attributable, and net attributable CAS.
2.	Non-GAAP measure; see page 11 for reconciliation.
3.	Payable on December 30, 2011 to shareholders of record as of December 8, 2011.
4.

Outlook referenced in the table above and elsewhere in this release is based upon management's good faith estimates as of October 27, 2011 and are considered "forward-looking statements." References to outlook guidance are based on current mine plans, assumptions noted above and current geotechnical, metallurgical, hydrological and other physical conditions, which are subject to risk and uncertainty as discussed in the "Cautionary Statement" on page 13.

5.

2011 Annual CAS, inclusive of hedge gains and losses, are expected to change by approximately $5 per ounce for every $10 change in the oil price and by approximately $2 per ounce for every $0.10 change in the Australian dollar exchange rate.

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in millions except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Sales	$2,744	$2,597	$7,593	$6,992

Costs and expenses
Costs applicable to sales (1)	1,008	891	2,865	2,608
Amortization	270	242	776	697
Reclamation and remediation	6	18	63	44
Exploration	104	67	255	163
Advanced projects, research and development	93	46	247	149
General and administrative	50	45	145	133
Other expense, net	36	50	196	200
	1,567	1,359	4,547	3,994
Other income (expense)
Other income, net	(76)	5	3	97
Interest expense, net	(65)	(66)	(193)	(210)
	(141)	(61)	(190)	(113)
Income before income and mining tax and other items	1,036	1,177	2,856	2,885
Income and mining tax expense	(371)	(360)	(863)	(784)
Equity income (loss) of affiliates	10	(3)	12	(7)
Income from continuing operations	675	814	2,005	2,094
Loss from discontinued operations	-	-	(136)	-
Net income	675	814	1,869	2,094
Net income attributable to noncontrolling interests	(182)	(277)	(475)	(629)
Net income attributable to Newmont stockholders	$493	$537	$1,394	$1,465

Net income attributable to Newmont stockholders:
Continuing operations	$493	$537	$1,530	$1,465
Discontinued operations	-	-	(136)	-
	$493	$537	$1,394	$1,465
Income per common share (2)
Basic:
Continuing operations	$1.00	$1.09	$3.10	$2.98
Discontinued operations	-	-	(0.28)	-
	$1.00	$1.09	$2.82	$2.98
Diluted:
Continuing operations	$0.98	$1.07	$3.05	$2.94
Discontinued operations	-	-	(0.27)	-
	$0.98	$1.07	$2.78	$2.94

Cash dividends declared per common share	$0.30	$0.15	$0.65	$0.35

(1)	Excludes Amortization and Reclamation and remediation.
(2)	Attributable to Newmont stockholders.

NEWMONT MINING CORPORATION

STATEMENTS OF CONSOLIDATED CASH FLOW
(unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010

Operating activities:
Net income	$675	$814	$1,869	$2,094
Adjustments:
Amortization	270	242	776	697
Loss from discontinued operations	-	-	136	-
Reclamation and remediation	6	18	63	44
Deferred income taxes	(68)	34	(106)	(52)
Stock based compensation and other non-cash benefits	18	15	62	54
Impairment of marketable securities	174	-	175	-
Gain on asset sales, net	(15)	(5)	(68)	(54)
Other operating adjustments and write-downs	6	71	102	138
Net change in operating assets and liabilities	197	(335)	(343)	(586)
Net cash provided from continuing operations	1,263	854	2,666	2,335
Net cash used in discontinued operations	(2)	-	(4)	(13)
Net cash provided from operations	1,261	854	2,662	2,322
Investing activities:
Additions to property, plant and mine development	(761)	(344)	(1,781)	(972)
Proceeds from sale of marketable securities	19	-	74	1
Purchases of marketable securities	(2)	(2)	(17)	(9)
Acquisitions, net	(10)	(2)	(2,301)	(2)
Proceeds from sale of other assets	-	1	6	53
Other	6	(50)	(9)	(73)
Net cash used in investing activities	(748)	(397)	(4,028)	(1,002)
Financing activities:
Proceeds from debt, net	1,023	-	1,798	-
Repayment of debt	(1,113)	(11)	(2,086)	(274)
Sale of noncontrolling interests	-	-	-	229
Acquisition of noncontrolling interests	-	-	-	(109)
Dividends paid to common stockholders	(148)	(74)	(321)	(172)
Dividends paid to noncontrolling interests	-	(53)	(17)	(360)
Proceeds from stock issuance, net	27	26	35	56
Change in restricted cash and other	3	(2)	3	46
Net cash used in financing activities	(208)	(114)	(588)	(584)
Effect of exchange rate changes on cash	(25)	6	33	-
Net change in cash and cash equivalents	280	349	(1,921)	736
Cash and cash equivalents at beginning of period	1,855	3,602	4,056	3,215
Cash and cash equivalents at end of period	$2,135	$3,951	$2,135	$3,951

NEWMONT MINING CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	At September 30,	At December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$2,135	$4,056
Trade receivables	312	582
Accounts receivable	259	88
Investments	94	113
Inventories	720	658
Stockpiles and ore on leach pads	627	617
Deferred income tax assets	425	177
Other current assets	1,788	962
Current assets	6,360	7,253
Property, plant and mine development, net	17,019	12,907
Investments	1,254	1,568
Stockpiles and ore on leach pads	2,096	1,757
Deferred income tax assets	1,629	1,437
Other long-term assets	781	741
Total assets	$29,139	$25,663
LIABILITIES
Debt	$578	$259
Accounts payable	542	427
Employee-related benefits	269	288
Income and mining taxes	381	355
Other current liabilities	2,705	1,418
Current liabilities	4,475	2,747
Debt	3,659	4,182
Reclamation and remediation liabilities	1,031	984
Deferred income tax liabilities	2,592	1,488
Employee-related benefits	350	325
Other long-term liabilities	328	221
Total liabilities	12,435	9,947
EQUITY
Common stock	781	778
Additional paid-in capital	8,364	8,279
Accumulated other comprehensive income	462	1,108
Retained earnings	4,253	3,180
Newmont stockholders' equity	13,860	13,345
Noncontrolling interests	2,844	2,371
Total equity	16,704	15,716
Total liabilities and equity	$29,139	$25,663

Regional Operating Statistics
Production Statistics Summary

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Gold
Consolidated ounces produced (thousands):
North America
Nevada	428	453	1,218	1,306
La Herradura	54	42	156	125
	482	495	1,374	1,431
South America
Yanacocha	328	355	958	1,131

Asia Pacific
Boddington	166	180	536	522
Batu Hijau	138	219	285	554
Other Australia/New Zealand	259	284	802	816
	563	683	1,623	1,892
Africa
Ahafo	146	156	478	408
	1,519	1,689	4,433	4,862

Copper
Consolidated pounds produced (millions):
Asia Pacific
Boddington	17	14	47	43
Batu Hijau	85	142	231	420
	102	156	278	463

Gold
Attributable ounces produced (thousands):
North America
Nevada	428	453	1,218	1,306
La Herradura	54	42	156	125
	482	495	1,374	1,431
South America
Yanacocha	169	182	492	580
Other South America Equity Interests	19	5	49	5
	188	187	541	585

Asia Pacific
Boddington	166	180	536	522
Batu Hijau	66	106	138	276
Other Australia/New Zealand	259	284	802	816
Other Asia Pacific Equity Interests	4	-	12	-
	495	570	1,488	1,614
Africa
Ahafo	146	156	478	408
	1,311	1,408	3,881	4,038

Copper
Attributable pounds produced (millions):
Asia Pacific
Boddington	17	14	47	43
Batu Hijau	41	69	112	210
	58	83	159	253

CAS and Capital Expenditures
		Three Months Ended September 30,		Nine Months Ended September 30,
		2011	2010	2011	2010
Gold
Costs Applicable to Sales ($/ounce)	(1)
North America
Nevada		$641	$556	$640	$579
La Herradura		575	464	498	415
		633	549	624	565
South America
Yanacocha		610	420	578	392
Asia Pacific
Boddington		743	617	657	577
Batu Hijau		476	211	423	235
Other Australia/New Zealand		684	539	623	543
		652	445	597	464
Africa
Ahafo		501	422	465	456
Average		$622	$470	$587	$477
Attributable to Newmont		$628	$496	$593	$503
Copper
Costs Applicable to Sales ($/pound)	(1)
Asia Pacific
Boddington		$2.25	$1.81	$2.12	$1.80
Batu Hijau		0.90	0.65	1.01	0.66
Average		$1.10	$0.73	$1.17	$0.76
Attributable to Newmont		$1.25	$0.79	$1.30	$0.84

Consolidated Costs applicable to sales excludes Amortization and Reclamation and remediation.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Consolidated Capital Expenditures ($ million)
North America
Nevada	$152	$83	$380	$200
Hope Bay	33	40	74	88
La Herradura	28	11	55	33
	213	134	509	321
South America
Yanacocha	114	41	244	109
Conga	197	43	448	86
	311	84	692	195
Asia Pacific
Boddington	47	25	122	106
Batu Hijau	61	15	149	48
Other Australia/New Zealand	78	40	212	111
Other Asia Pacific	4	8	8	11
	190	88	491	276
Africa
Ahafo	34	29	71	80
Akyem	60	27	127	49
	94	56	198	129
Corporate and Other	8	12	23	23
Total - Accrual Basis	$816	$374	$1,913	$944
Change in Capital Accrual	(55)	(30)	(132)	28
Total - Cash Basis	$761	$344	$1,781	$972
Attributable to Newmont (Accrual Basis)	$632	$326	$1,500	$826

Supplemental Information

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by Generally Accepted Accounting Principles ("GAAP"). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Reconciliation of Adjusted Net Income to GAAP Net Income

Management uses the non-GAAP financial measure Adjusted net income to evaluate the Company's operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income allows investors and analysts to compare the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items, income or loss from discontinued operations and the permanent impairment of assets, including marketable securities and goodwill. Management's determination of the components of Adjusted net income are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts.

Net income attributable to Newmont stockholders is reconciled to Adjusted net income as follows:

	Three months ended		Nine Months ended
	September 30,		September 30,
(in millions except per share, after-tax)	2011	2010	2011	2010
GAAP Net income (1)	$ 493	$ 537	$ 1,394	$ 1,465
Fronteer acquisition costs	-	-	18	-
Impairment of assets	-	-	-	-
PTNNT community contribution	-	-	-	13
Impairments/asset sales, net	142	(4)	110	(32)
Income tax benefit from internal restructuring	-	-	(65)	(127)
Boddington contingent consideration	-	-	-	-
Loss from discontinued operations	-	-	136	-
Adjusted net income	$ 635	$ 533	$ 1,593	$ 1,319
Adjusted net income per share, basic	$ 1.29	$ 1.08	$ 3.23	$ 2.68

(1) Attributable to Newmont stockholders.

Costs Applicable to Sales per Ounce/Pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the non-controlling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the contribution from copper and other non-gold sales. We believe that including a measure of this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

Costs applicable to sales per ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Costs applicable to sales:
Consolidated	$907	$776	$2,541	$2,279
Noncontrolling interests (1)	(128)	(99)	(333)	(285)
Attributable to Newmont	$779	$677	$2,208	$1,994

Gold sold (000 ounces):
Consolidated	1,458	1,651	4,327	4,778
Noncontrolling interests (1)	(218)	(287)	(601)	(811)
Attributable to Newmont	1,240	1,364	3,726	3,967

Costs applicable to sales per ounce:
Consolidated	$622	$470	$587	$477
Attributable to Newmont	$628	$496	$593	$503

Costs applicable to sales per pound
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Costs applicable to sales:
Consolidated	$101	$115	$324	$329
Noncontrolling interests (1)	(37)	(50)	(124)	(131)
Attributable to Newmont	$64	$65	$200	$198

Copper sold (million lbs):
Consolidated	92	158	276	434
Noncontrolling interests (1)	(41)	(76)	(122)	(198)
Attributable to Newmont	51	82	154	236

Costs applicable to sales per pound:
Consolidated	$1.10	$0.73	$1.17	$0.76
Attributable to Newmont	$1.25	$0.79	$1.30	$0.84

Net attributable costs applicable to sales per ounce
	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Attributable costs applicable to sales:
Gold	$779	$677	$2,208	$1,994
Copper	64	65	200	198
	$843	$742	$2,408	$2,192

Copper revenue:
Consolidated	$(273)	$(581)	$(991)	$(1,373)
Noncontrolling interests (1)	119	279	434	631
	(154)	(302)	(557)	(742)
Net attributable costs applicable to sales	$689	$440	$1,851	$1,450

Attributable gold ounces sold (thousands)	1,240	1,364	3,726	3,967

Net attributable costs applicable to sales per ounce	$556	$323	$497	$366

(1) Relates to partners' interests in Batu Hijau and Yanacocha.

Conference Call Information:

The third quarter conference call will be held on Friday, October 28, at 10:00 a.m. Eastern Time (8:00 a.m. Mountain Time) and it will also be carried on the Company's website.

Conference Call Details
Dial-In Number	888.566.1822
Intl Dial-In Number	312.470.7065
Leader	John Seaberg
Passcode	Newmont
Replay Number	866.462.8985
Intl Replay Number	203.369.1370
Replay Passcode	2011
Webcast Details
URL	http://www.newmont.com/our-investors

The Third Quarter 2011 results and related financial and statistical information will be available prior to market open on October 28, 2011 on the "Investor Relations" section of the Company's web site, www.newmont.com. Additionally, the conference call will be archived for a limited time on the Company's website.

Cautionary Statement

This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Such forward-looking statements may include, without limitation: (i) estimates of future mineral production and sales; (ii) estimates of future costs applicable to sales; (iii) estimates of future capital expenditures; and (iv) expectations regarding the development, growth and exploration potential of the Company's projects. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company's projects being consistent with current expectations and mine plans; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to the U.S. dollar, as well as other the exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper and oil; (vi) prices for key supplies being approximately consistent with current levels; and (vii) the accuracy of our current mineral reserve and mineral resource estimates. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the "forward-looking statements". Such risks include, but are not limited to, gold and other metals price volatility, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, political and operational risks in the countries in which we operate, and governmental regulation and judicial outcomes. For a more detailed discussion of such risks and other factors, see the Company's 2010 Annual Report on Form 10-K, filed on February 24, 2011, with the Securities and Exchange Commission, as well as the Company's other SEC filings. The Company does not undertake any obligation to release publicly revisions to any "forward-looking statement," including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued "forward-looking statement" constitutes a reaffirmation of that statement. Continued reliance on "forward-looking statements" is at investors' own risk.

CONTACT: Investors, John Seaberg, +1-303-837-5743, john.seaberg@newmont.com, or Karli Anderson, +1-303-837-6049, karli.anderson@newmont.com, or Media, Omar Jabara, +1-303-837-5114, omar.jabara@newmont.com, or Diane Reberger, +1-303-967-9455, diane.reberger@newmont.com, all of Newmont Mining Corporation